calculation of registration fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$1,750,000,000.00	$187,250.00
PROSPECTUS	Pricing Supplement Number: 4461
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated October 23, 2006
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	October 23, 2006
Settlement Date (Original Issue Date):	October 26, 2006
Maturity Date:	October 26, 2009
Principal Amount:	US$1,750,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.15%
All-in Price:	99.850%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US$1,747,375,000
Interest Rate Basis (Benchmark):	Federal Funds Open
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.13%
Index Maturity:	Overnight
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each January 26, April 26, July 26 and October 26 of each year, commencing January 26, 2007 and ending on the Maturity Date

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Filed Pursuant to Rule 424(b)(3)
Dated October 23, 2006
Registration Statement No. 333-132807

Initial Interest Rate:	Described as in "Additional Terms-Interest" below
Interest Reset Periods and Dates:	Daily, on each Business Day provided that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open Rate in effect for the prior Business Day
Interest Determination Dates:	On each Interest Reset Date. See "Additional Terms-Interest" below.
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
CUSIP:	36962GY99
ISIN:	N/A
Common Code:	N/A

Investing in the Notes involves risks. See "Risk of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Additional Terms:

Interest

The interest rate applicable to each Interest Reset Period will equal the Federal Funds Open Rate (as defined below) plus the Spread set forth above.

The "Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Moneyline Telerate Page 5.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

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Filed Pursuant to Rule 424(b)(3)
Dated October 23, 2006
Registration Statement No. 333-132807

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5 or FFPREBON Index page on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9.00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.15% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
J.P. Morgan Securities Inc.	$840,000,000
Lehman Brothers Inc.	$840,000,000

Co-managers:
Blaylock & Company, Inc.	$17,500,000
Samuel A. Ramirez & Company, Inc.	$17,500,000
Utendahl Capital Group, L.L.C.	$17,500,000
The Williams Capital Group, L.P.	$17,500,000

Total	$1,750,000,000

GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the underwriters equal to 0.048% of the principal amount of the notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

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Filed Pursuant to Rule 424(b)(3)
Dated October 23, 2006
Registration Statement No. 333-132807

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.